EXHIBIT 99.1

Crown Media Holdings Announces Operating Results
for Second Quarter of 2009

STUDIO CITY, CA – August 6, 2009 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three and six months ended June 30, 2009.

Operating Highlights for the Quarter

•
Popular original programming.  With six original movie premieres in the second quarter, the company had more original movie premieres than any other ad-supported cable network.  For these events, delivery of households increased by 16% as compared to the original movie premieres in the second quarter of 2008, and delivery of women 25-54 increased by 55%.

•
Expansion of Hallmark Movie Channel.  Hallmark Movie Channel ended the second quarter with 18.6 million subscribers, nearly triple the number of subscribers from one year ago.  Subsequent to the end of the quarter, the Company announced that it has secured distribution for Hallmark Movie Channel standard definition across Verizon’s FiOS TV footprint.

•	Increase in Adjusted EBITDA. Adjusted EBITDA increased 8% to $21.3 million, from $19.7 million in the second quarter of 2008, due primarily to management’s successful efforts to control costs.

“We continue to maintain the operating health of our company throughout this challenging economic environment,” noted Bill Abbott, President and CEO of Crown Media.  “Combined with our steady distribution fees and our resilient advertising revenues, our efforts to control costs have resulted in another quarter of record adjusted EBITDA.

“The strength of our programming schedule emanates from original programming, which continues to resonate with our key demographic of adult women.  Looking ahead, we have an exciting line-up of original holiday programming during the remainder of the year.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $68.2 million for the second quarter of 2009, a 5% decrease from $71.5 million for the second quarter of 2008. Subscriber fee revenue increased 9% to $15.9 million, from $14.6 million in the prior year’s quarter. Advertising revenue decreased 8% to $51.9 million during the quarter, from $56.6 million in the second quarter of 2008, reflecting primarily ratings declines in our demographics in the second quarter of 2009 compared to the second quarter of 2008. A shift in scheduling strategy to more specifically target W25-54 delivery was implemented in 2nd Quarter, 2009 in order to focus on the primary demographic targeted by our advertisers.  The addition of Golden Girls in the morning, a comedy block in late night, the expansion of M*A*S*H in early fringe and, most recently, the addition of Touched by an Angel in prime time, are all part of the schedule changes.  This caused a disruption in our audience resulting in declines in household ratings during the transition period as we seek to attract a younger audience base. As a result, audience deficiency units increased for the second quarter of 2009, thereby decreasing advertising revenues, when compared to the same period in 2008.  The decrease in advertising revenue also reflects lower scatter rates and lower direct response advertising revenue, based on lower programming rates and lower viewer responses in the second quarter of 2009 than in the second quarter of 2008.  An offsetting factor was an increase in the number of available general/scatter rate advertising spots.

Crown Media reported revenue of $139.1 million for the six months ended June 30, 2009, a 2% decrease from $142.1 million for the same period of 2008. Subscriber fee revenue for the six months ended June 30, 2009, increased 10% to $31.2 million, from $28.4 million in the prior year’s period.  Advertising revenue decreased 5% to $107.2 million during the six months ended June 30, 2009, from $113.0 million for the same period of 2008, reflecting primarily declining ratings and also lower scatter rates and direct response advertising revenue.

For the second quarter of 2009, cost of services decreased 9% to $35.8 million from $39.2 million during the same quarter of 2008. Within cost of services, programming expenses decreased 12% quarter over quarter to $31.3 million.  In the second and third quarters, the Company entered into amendments to significant programming agreements which added programs and deferred certain payments for programming content to periods beyond 2008.  Some of the amendments resulted in the extension of related program licenses to cover slightly longer periods of availability, the deferral of expected delivery of certain programming and the deferral of certain payments primarily from 2008 until 2009.  The Company prospectively changed the amortization of program license fees for any changes in the period of expected usage and/or changes in license fee.  The effects of these amendments on 2008 amortization were not significant.  Additionally, we returned our exclusivity rights to one title, which resulted in a lower asset and liability balance.  During the first quarter of 2009, we also entered into other amendments to some of the Company’s original programming agreements which extended the current license period to those titles and thus resulted in lower amortization in the second quarter of 2009 compared to the second quarter of 2008.  Other cost of services and amortization of our capital lease increased 25% from $3.6 million to $4.5 million for the second quarter of 2009 primarily due to the $912,000 of severance expense recorded in May 2009 related to the resignation of one executive.

For the six months ended June 30, 2009, cost of services decreased to $72.0 million from $78.1 million during the same period of 2008. Within cost of services, programming expenses decreased 11% period over period to $63.5 million.  Other cost of services increased 20% from $7.1 million to $8.5 million for the six months ended June 30, 2009.

Selling, general and administrative expenses decreased to $10.7 million for the quarter ended June 30, 2009, from $11.9 million in the year earlier period primarily due to decreases in compensation related to our share-based obligations, bonus, commission and research expenses offset in part by $2.5 million of severance expense related to the resignation of the Company’s previous CEO. Marketing expenses of $842,000 for the quarter ended June 30, 2009, decreased from $2.1 million for the quarter ended June 30, 2008. As part of our contingency cost reduction efforts, promotional and marketing efforts were reduced overall during the 2009 quarter compared to the second quarter of 2008.

Selling, general and administrative expenses decreased to $22.8 million for the six months ended June 30, 2009, from $25.3 million in the year earlier period.  Marketing expenses decreased to $5.6 million for the six months ended June 30, 2009, from $8.5 million in the year earlier period.  The Company held two marketing promotions for movies in the first quarter of 2008 as compared to one promotion in the first quarter of 2009.

Adjusted EBITDA was $21.3 million for the second quarter of 2009 compared to $19.7 million for the same period last year. Cash provided by operating activities totaled $13.8 million for the second quarter of 2009 compared to $16.7 million for the same period last year.  The net loss for the quarter ended June 30, 2009, totaled $5.3 million, or $0.05 per share, compared to $5.9 million, or $0.06 per share, in the second quarter of 2008.

Adjusted EBITDA totaled $39.9 million for the six months ended June 30, 2009, compared to $34.3 million for the same period last year. Cash provided by operating activities totaled $13.4 million for the six months ended June 30, 2009, compared to $17.0 million for the same period last year. The net loss for the six month period ended June 30, 2009, totaled $12.8 million, or $0.12 per share, compared to $20.6 million, or $0.20 per share, in the same period of 2008.

Conference Call and Webcast to be Held Thursday, August 6th at 11:00 a.m. ET
Crown Media Holdings’ management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss the results of the second quarter of 2009.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (800) 688-0796 (Domestic) or (617) 614-4070 (International) and requesting the “Second Quarter Earnings for Crown Media” call.  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 2:00 p.m. Eastern Time, August 6th, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 38108987.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes the Hallmark Channel in the U.S. to 87 million subscribers. Hallmark Channel is one of the nation’s leading networks in providing quality family programming.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, which is distributed in both standard and high definition as Hallmark Movie Channel HD.  Significant investors in Crown Media include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements
Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA
Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, amortization of film assets, impairment charges, and other non-cash expenses. For this purpose, restricted stock unit compensation is treated as a non-cash item, although it may result in cash payments during subsequent periods.  Our credit facility contained a covenant that used this adjusted EBITDA measure. The Company no longer has an EBITDA covenant in its bank credit agreement. See “Selected Second Quarter Unaudited Financial Information” below for a reconciliation to GAAP net income. Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company's ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA.  The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation, amortization, loss from discontinued operations and impairment of film assets. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

Contacts:
Mindy Tucker                                                                  Nancy Carr
IR Focus                                                                           Hallmark Channel
914.725.8128                                                                     818.755.2643
mindy@irfocusllc.com                                                   nancycarr@hallmarkchannel.com

Crown Media Holdings, Inc.
Selected Second Quarter Unaudited Income Statements
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Subscriber fees	$15,860	$14,579	$31,155	$28,432
Advertising	51,756	56,538	106,881	112,886
Advertising by Hallmark Cards	165	82	334	157
Other revenue	401	321	764	609
Total revenue	68,182	71,520	139,134	142,084
Cost of services:
Affiliate programming	306	195	599	284
Non-affiliate programming	30,995	35,446	62,917	70,762
Amortization of capital lease	290	290	579	579
Other cost of services	4,198	3,304	7,921	6,484
Total cost of services	35,789	39,235	72,016	78,109
Selling, general & administrative expenses	10,711	11,865	22,792	25,326
Marketing expense	842	2,060	5,617	8,458
Depreciation and amortization (exclusive of amortization of capital lease above)	484	492	967	924
Income from operations before interest expense	20,356	17,868	37,742	29,267
Interest expense	(25,678)	(23,792)	(50,515)	(49,906)
Net loss	$(5,322)	$(5,924)	$(12,773)	$(20,639)
Net loss per share - basic and diluted	$(0.05)	$(0.06)	$(0.12)	$(0.20)
Weighted average shares outstanding	104,788	104,788	104,788	104,764

Crown Media Holdings, Inc.
Unaudited Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of June 30,	As of December 31,
	2009	2008

ASSETS

Cash and cash equivalents	$6,804	$2,714
Accounts receivable, less allowance for doubtful
accounts of $290 and $294, respectively	65,780	66,510
Program license fees	110,587	105,936
Prepaid and other assets	11,640	11,722
Total current assets	194,811	186,882
Program license fees	213,745	214,207
Property and equipment, net	14,169	15,392
Goodwill	314,033	314,033
Prepaid and other assets	7,105	8,831
Total assets	$743,863	$739,345

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$19,827	$26,841
Audience deficiency reserve	16,387	11,505
License fees payable	118,780	128,638
Payables to Hallmark Cards affiliates	21,132	14,799
Credit facility and interest payable	20,353	29
Notes and interest payable to Hallmark Cards	346,051	3,987
Total current liabilities	542,530	185,799
Accrued liabilities	26,072	31,361
License fees payable	117,465	112,451
Credit facility	-	28,570
Notes payable to Hallmark Cards affiliates	-	340,697
Senior unsecured note to HC Crown, including accrued interest	721,765	686,578
Company obligated mandatorily redeemable preferred interest	21,862	20,822
Total liabilities	1,429,694	1,406,278
Commitments and contingencies
STOCKHOLDERS' DEFICIT
Class A common stock, $.01 par value; 200,000,000 shares
authorized; 74,117,654 shares issued and outstanding
as of both June 30, 2009 and December 31, 2008	741	741
Class B common stock, $.01 par value; 120,000,000 shares
authorized; 30,670,422 shares issued and outstanding
as of both June 30, 2009 and December 31, 2008	307	307
Paid-in capital	1,459,168	1,465,293
Accumulated deficit	(2,146,047)	(2,133,274)
Total stockholders' deficit	(685,831)	(666,933)
Total liabilities and stockholders' deficit	$743,863	$739,345

Crown Media Holdings, Inc.
Selected Second Quarter Unaudited Financial Information
($ In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net loss	$(5,322)	$(5,924)	$(12,773)	$(20,639)
Subscriber acquisition fee amortization expense	651	676	1,302	1,340
Depreciation and amortization	774	782	1,546	1,503
Other certain expenses	-	80	-	419
Interest expense	25,678	23,792	50,515	49,906
Restricted stock unit (benefit) compensation	(513)	328	(684)	1,732
Adjusted earnings before interest, taxes, depreciation
and amortization	$21,268	$19,734	$39,906	$34,261

Programming and other amortization	31,226	35,492	63,400	70,593
Provision for allowance for doubtful account	271	40	893	5
Changes in operating assets and liabilities:
Additions to program license fees	(13,455)	(47,859)	(67,704)	(68,093)
Change to subscriber acquisition fees	-	(693)	(750)	(2,443)
Change in subscriber acquisition fees payable	(750)	(788)	(500)	933
Interest paid	(6,839)	(1,233)	(11,383)	(2,899)
Changes in other operating assets and
liabilities, net of adjustments above	(17,954)	12,000	(10,480)	(15,358)
Net cash provided by operating activities	$13,767	$16,693	$13,382	$16,999

Crown Media Holdings, Inc.
Selected Second Quarter Unaudited Cash Flow Statement Information
($ In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net cash provided by operating activities	$13,767	$16,693	$13,382	$16,999
Net cash used in investing activities	(344)	(1,999)	(648)	(3,286)
Net cash used in financing activities	(11,905)	(17,463)	(8,644)	(15,410)
Net increase (decrease) in cash and cash equivalents	1,518	(2,769)	4,090	(1,697)
Cash equivalents, beginning of period	5,286	3,046	2,714	1,974
Cash equivalents, end of period	$6,804	$277	$6,804	$277

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